Exhibit 99.1

Voya Financial Announces
Fourth-Quarter and Full-Year 2019 Results

Fourth-quarter 2019 net income (loss) available to common shareholders of $(5.45) per diluted share, including a $7.62 per diluted share, after tax, loss from discontinued operations1 (which includes a $7.78 per diluted share write down of assets of businesses held for sale to fair value less costs to sell) related to Voya's previously announced divestment of its Individual Life business and other closed blocks.
Fourth-quarter 2019 adjusted operating earnings2 of $1.07 per diluted share, after tax; Normalized for the following items, fourth-quarter 2019 adjusted operating earnings were $1.19 per diluted share, after tax:

•	$(0.06) per diluted share, after tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;

•	$0.12 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations; and

•	$(0.18) per diluted share, after tax, of stranded costs associated with Individual Life business and other closed blocks being divested.
Full-year 2019 net income (loss) available to common shareholders of $(2.58) per diluted share, which reflects the previously mentioned fourth-quarter 2019 loss from discontinued operations.
Full-year 2019 adjusted operating earnings of $3.50 per diluted share, after tax; Normalized for the following items, full-year 2019 adjusted operating earnings were $4.22 per diluted share, after tax:

•	$(0.16) per diluted share, after tax, of unfavorable DAC/VOBA and other intangibles unlocking;

•	$0.15 per diluted share, after tax, of prepayment fees and alternative investment income above the company’s long-term expectations; and

•	$(0.71) per diluted share, after tax, of stranded costs associated with Individual Life business and other closed blocks being divested.
1 Assets and liabilities related to the business to be sold have been classified as held for sale and the related results of operations have been classified as discontinued operations. Revenues and net results of the business that will be divested via reinsurance at closing of the divestment transaction are reported in businesses exited or to be exited through reinsurance or divestment and are excluded from adjusted operating earnings. All prior periods have been revised to reflect these changes.
2 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

Voya completes additional share repurchases in fourth-quarter 2019, concludes 2019 with approximately $900 million of excess capital:

•	Entered into $200 million accelerated share repurchase agreement in the fourth quarter of 2019; $160 million of these shares were received in fourth-quarter 2019.

•	Approximately $1.1 billion of shares were repurchased in full-year 2019.

•	Voya reiterates plans to repurchase at least $1 billion of common stock in 2020.
Voya successfully removes stranded costs associated with the 2018 sale of the majority of the company's annuities business as of year-end 2019

NEW YORK, Feb. 10, 2020 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth-quarter and full-year 2019.

“In 2019, we made strong progress on our organic growth objectives across our Retirement, Investment Management and Employee Benefits businesses, which are core to our strategy and plans for continued growth," said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “Specifically, Retirement full-service recurring deposits increased 10.7% compared with 2018; Investment Management generated $2.6 billion in positive net flows (excluding divested annuities and sub-advisor replacements) in 2019; and Employee Benefits grew in-force premiums 10.3% compared with the prior-year period. This organic growth — combined with our focus on cost savings and capital management — enabled us to grow full-year 2019 normalized adjusted operating earnings per share by 18% compared with full-year 2018.

"Our recently announced transaction to divest the Individual Life business and other closed blocks will not only accelerate our plans to generate free cash flow from Individual Life, but also reduces risk and further simplifies Voya. Importantly, the transaction reflects the completion of a fundamental restructuring of Voya — we have purposely evolved to become a company with a clear focus and strategy centered on our high-growth, high-return, capital-light businesses. With our continued focus on growth, we expect normalized adjusted operating earnings per share (EPS) to reach a quarterly run rate of $1.80 to $1.90 by the end of 2021, and we remain committed to growing normalized adjusted operating EPS by at least 10% in both 2020 and 2021.

"We further executed on our cost-savings initiatives during 2019 in line with our focus on simplifying our company while also ensuring that we are well positioned to invest in the growth of our businesses. As of the fourth quarter, we have successfully removed all of the stranded costs associated with the 2018 sale of the majority of our annuities businesses, and we remain on track to achieve run-rate cost savings of at least $250 million by the end of 2020. We will build upon our track record of reducing expenses to also effectively address stranded costs related to the Individual Life transaction.

"In 2019, we continued to deliver on our commitment to being good stewards of shareholder capital, repurchasing more than $1 billion of common stock during the year and increasing the common stock dividend. Looking ahead, in 2020 we plan to repurchase at least $1 billion of common stock and, in doing so, will have returned to shareholders approximately $7 billion of excess capital in the seven years since we became a public company.

"Voya is well positioned to continue its momentum in 2020, in part by benefiting from the strong cultural attributes that distinguish our company and help set us apart in the marketplace. Last month, Voya was named one of the 2020 World's Most Admired Companies by Fortune magazine. Just last week, we were recognized on Barron's list of the 2020 100 Most Sustainable Companies, ranking third overall and, for the second year in a row, we were the highest-ranked financial services company. We are actively building upon all that we've achieved for our customers, business partners and shareholders so that we can continue to drive greater value for all of our stakeholders and achieve our vision to be America's Retirement Company," added Martin.

FOURTH-QUARTER 2019 SUMMARY

	Three Months Ended
	December 31, 2019		December 31, 2018
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$(776)	$(5.45)	$121	$0.76
Adjusted operating earnings, after tax	$153	$1.07	$146	$0.92
Normalized adjusted operating earnings, after tax	$170	$1.19	$172	$1.09
Common book value		$66.49		$52.28
Common book value, excluding AOCI		$41.31		$48.26
Weighted avg. common shares outstanding (in millions):
Basic	135		154
Diluted	142		158

Net income (loss) available to common shareholders in the fourth quarter of 2019 was $(776) million, or $(5.45) per diluted share, compared with $121 million, or $0.76 per diluted share, in the fourth quarter of 2018. The decline was largely due to the previously mentioned fourth-quarter 2019 loss from discontinued operations, after tax, of $1.1 billion. Higher net investment losses and actuarial losses related to pension expenses in the fourth quarter of 2019 also contributed to the decline. Partially offsetting these items was a $250 million release in the company's tax valuation allowance.

Adjusted operating earnings in the fourth quarter of 2019 were $153 million, or $1.07 per diluted share, after tax, compared with $146 million, or $0.92 per diluted share, after tax, in the fourth quarter of 2018. Fourth-quarter 2019 results included $8 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $17 million, after tax, above the company's long-term expectations. Fourth-quarter 2018 results included $11 million, after tax, of unfavorable DAC/VOBA and other intangibles unlocking as well as prepayment fees and alternative investment income that was $9 million, after tax, above the company's long-term expectations. On a per-share basis, the increase reflects the company's share repurchases.

Normalized adjusted operating earnings (which excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; and stranded costs associated with the divestment of the Individual Life business and other closed blocks) in the fourth quarter of 2019 were $170 million, or $1.19 per diluted share, after tax, compared with $172 million, or $1.09 per diluted share, after tax, in the fourth quarter of 2018. Higher normalized adjusted operating earnings in Employee Benefits and Investment Management were offset by lower normalized adjusted operating earnings in Retirement. On a per-share basis, the increase reflects the company's share repurchases.

FULL-YEAR 2019 SUMMARY

	Twelve months ended
	December 31, 2019		December 31, 2018
	($ in millions)	(per share)	($ in millions)	(per share)
Net income (loss) available to common shareholders	$(379)	$(2.58)	$875	$5.20
Adjusted operating earnings, after-tax	$514	$3.50	$560	$3.33
Normalized adjusted operating earnings, after tax	$619	$4.22	$600	$3.56
Common book value		$66.49		$52.28
Common book value, excluding AOCI		$41.31		$48.26
Weighted avg. common shares outstanding (in millions):
Basic	141		163
Diluted	147		168

Net income (loss) available to common shareholders in the full-year 2019 was $(379) million, or $(2.58) per diluted share, compared with $875 million, or $5.20 per diluted share in the full-year 2018. The decline was largely due to the previously mentioned loss from discontinued operations.

Adjusted operating earnings in the full-year 2019 were $514 million, or $3.50 per diluted share, after-tax, compared with $560 million, or $3.33 per diluted share, after-tax, in the full-year 2018.

Normalized adjusted operating earnings (which excludes DAC/VOBA and other intangibles unlocking; prepayment fees and alternative investment income above or below the company's long-term expectations; stranded costs associated with the divestment of the Individual Life business and other closed blocks; and Investment Management adjusted operating earnings associated with the annuities business that was sold on June 1, 2018) in full-year 2019 were $619 million, or $4.22 per diluted share, after tax, compared with $600 million, or $3.56 per diluted share, after tax, in full-year 2018. Higher normalized adjusted operating earnings in Employee Benefits and Corporate were partially offset by lower normalized adjusted operating earnings in Retirement.

FOURTH-QUARTER AND FULL-YEAR 2019 HIGHLIGHTS

•	Business results:

◦
Retirement reported fourth-quarter 2019 adjusted operating earnings of $162 million. Normalized adjusted operating earnings were $151 million. For the full-year 2019, full-service recurring deposits increased 10.7% to $10.3 billion compared with full-year 2018. Total full-service net inflows in the fourth quarter of 2019 were $267 million, driven by Corporate Markets. Total full-service net inflows for full-year 2019 were $2.1 billion.

◦	Investment Management reported fourth-quarter 2019 adjusted operating earnings of $59 million. Normalized adjusted operating earnings were $61 million. Institutional net inflows were $520 million in the fourth quarter of 2019 and $2.7 billion for full-year 2019. Retail net inflows (excluding sub-advisor replacements and divested annuities) were $154 million in the fourth quarter of 2019, reflecting strong fixed income net flows.

◦
Employee Benefits reported adjusted operating earnings of $55 million in the fourth quarter of 2019, reflecting a total aggregate loss ratio of 70.2% for the year ended Dec. 31, 2019. Normalized adjusted operating earnings were $53 million. In the fourth quarter of 2019, annualized in-force premiums were $2.1 billion, up 10.3% compared with the prior-year period, reflecting strong growth in all products, particularly in the Voluntary business.

•	Capital management:

◦
In the fourth quarter of 2019, Voya entered into a $200 million accelerated share repurchase (ASR) agreement — $160 million of these shares were received in the fourth quarter of 2019 and the remaining $40 million are expected to be delivered in the first quarter of 2020. For full-year 2019, Voya repurchased approximately $1.1 billion of its common stock.

◦
Voya had excess capital of $896 million as of Dec. 31, 2019, which is the amount above the company’s holding company liquidity target of $200 million and estimated statutory surplus in excess of a 400% combined RBC ratio. As of Dec. 31, 2019, Voya’s estimated RBC ratio was 489%.

•	Total company assets under management and administration[3] were $603 billion as of Dec. 31, 2019.

SEGMENT DISCUSSIONS
The following segment discussions compare the fourth quarter of 2019 with the fourth quarter of 2018, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $162 million, compared with $170 million. The decrease primarily reflects:

•
$10 million of negative DAC/VOBA and other intangibles unlocking in the fourth quarter of 2019 compared with $13 million of negative DAC/VOBA and other intangibles unlocking in the fourth quarter of 2018;

•	$19 million of higher fee-based margin, largely driven by strong commercial momentum in the business and higher equity markets;

•
$5 million of lower investment income as higher pre-payment fee and alternative investment income was more than offset by lower investment spreads — prepayment fee and alternative investment income (on a pre-DAC basis) were, in aggregate, $21 million above the company's long-term expectations in the fourth quarter of 2019; and

•	$16 million of higher administrative expenses, largely due to higher pension costs, volume-related expenses and a $5 million legal reserve accrual.
3 Includes asset under management balances related to businesses held for sale, for which a substantial portion of the assets will continue to be managed by Investment Management.

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
($ in millions)	12/31/2019	9/30/2019	12/31/2018
Retirement — Full Service
Full Service recurring deposits	$10,344	$10,029	$9,343

	Three months ended	Three months ended	Three months ended
($ in millions)	12/31/2019	9/30/2019	12/31/2018
Retirement
Total client assets	$440,043	$407,810	$361,575

Retirement — Full Service
Full Service recurring deposits	$2,488	$2,535	$2,173
Full Service net flows	$267	$1,272	$1,315
Full Service client assets	$143,606	$135,528	$119,219

For full-year 2019, Retirement full-service recurring deposits grew 10.7% compared with full-year 2018 to $10.3 billion and reflect growth in both Corporate and Tax-Exempt Markets.

Retirement total client assets for the three months ended Dec. 31, 2019 were $440 billion, up 22% compared with the three months ended Dec. 31, 2018 and up 8% compared with the three months ended Sept. 30, 2019.

Investment Management
Investment Management adjusted operating earnings were $59 million, compared with $44 million. The increase primarily reflects:

•	$39 million of higher fee-based margin driven by higher performance fees, positive external client net flows and market appreciation;

•	$1 million of lower investment capital revenues primarily due to higher private equity earnings in the fourth quarter of 2018 (fourth-quarter 2019 investment capital results were
$2 million below the company's long-term expectations); and

•	$23 million of higher administrative expenses, primarily due to higher volume expenses associated with higher revenues and AUM as well as higher pension expenses.

($ in millions)	4Q 2019	3Q 2019	4Q 2018
Investment Management AUM
External clients	$166,822	$160,926	$147,176
General account	56,651	56,336	56,288
Total	$223,473	$217,262	$203,464

Investment Management Net Flows
Institutional	$520	$332	$694
Retail	154	791	(1,120)
Total (excluding sub-advisor replacements and divested annuities)	$674	$1,123	$(426)
Sub-advisor replacements	1,690	219	—
Divested annuities outflows	(839)	(621)	(578)
Total	$1,525	$721	$(1,004)

During the fourth quarter of 2019, Investment Management net flows (excluding sub-advisor replacements and divested annuities) of $674 million included $520 million in institutional net inflows (primarily from fixed income asset classes and two CLO issuances) and $154 million in retail net inflows (primarily from expanded distribution of Voya's fixed income asset classes).

Total Investment Management AUM was $223 billion as of Dec. 31, 2019. The increase from Sept. 30, 2019 and Dec. 31, 2018 primarily reflects market appreciation and positive total net flows.

Employee Benefits
Employee Benefits adjusted operating earnings were $55 million, up from $43 million. The increase primarily reflects:

•	$25 million of higher underwriting results primarily driven by growth in the Voluntary block as well as improvement in the loss ratios for Group Life; and

•	$6 million of higher administrative expenses and a $7 million increase in net commissions — both driven by growth in the business.

($ in millions)	4Q 2019	3Q 2019	4Q 2018
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$710	$715	$659
Stop Loss	1,038	1,037	969
Voluntary	390	392	311
Total	$2,138	$2,144	$1,939

	Trailing 12 months ended	Trailing 12 months ended	Trailing 12 months ended
	12/31/2019	9/30/2019	12/31/2018
Total Aggregate Loss Ratio	70.2%	71.0%	72.5%

In the fourth quarter of 2019, annualized in-force premiums were $2.1 billion, up 10.3% compared with the prior year period, reflecting strong growth in all products, particularly in the Voluntary business. The Total Aggregate Loss Ratio improved to 70.2% for the year ended Dec. 31, 2019.

Corporate
Corporate adjusted operating losses were $98 million compared with adjusted operating losses of $98 million. The removal of stranded costs associated with the company's 2018 sale of the majority of its annuities businesses was offset by a quarterly dividend payment on the additional preferred stock issued by Voya in the second quarter of 2019.

Share Repurchases
During the fourth quarter of 2019, Voya entered into an ASR agreement with a third-party to repurchase an aggregate of $200 million of Voya’s common stock. Under this agreement, approximately $160 million, or 2.6 million shares of common stock, were received in the fourth quarter of 2019. Excluding the approximately $40 million of shares to be delivered in the first quarter of 2020 under the ASR, Voya repurchased approximately $1.1 billion of common stock in 2019. Accounting for the $200 million ASR, Voya had approximately $650 million remaining under its existing share repurchase authorization as of Dec. 31, 2019.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Tue., Feb. 11, 2020, at 10 a.m. ET, to discuss the company’s fourth-quarter and full-year 2019 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Feb. 11, 2020.

Media Contact:                    Investor Contact:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.8 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $7.5 billion in revenue in 2019. The company had $603 billion in total assets under management and administration as of Dec. 31, 2019. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as a 2020 World’s Most Admired Company by Fortune magazine; one of the 2019 World’s Most Ethical Companies® by the Ethisphere Institute; as a member of the Bloomberg Gender Equality Index; and as a “Best Place to Work for Disability Inclusion” on the Disability Equality Index by Disability:IN. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performance and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure, which is Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as a measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited or to be exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity (including insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions); these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited or to be exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•	Dividend payments made to preferred shareholders are included as reductions to reflect the Adjusted operating earnings that is available to common shareholders;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to events such as capital or organizational restructurings undertaken to achieve long-term economic benefits, including certain costs related to debt and equity offerings, acquisition / merger integration expenses, severance and other expenses associated with such activities. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments.

Income (loss) related to businesses exited or to be exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions, and insignificant number of Individual Life, Annuities and CBVA policies that were not part of the Individual Life and 2018 Transactions) are excluded from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited or to be exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

As a result of the 2018 Transaction and the Individual Life Transaction, the historical revenues and certain expenses of the sold businesses have been classified as discontinued operations. Historical revenues and certain expenses of the businesses that will be divested via reinsurance at closing of the Individual Life Transaction (including an insignificant amount of Individual Life and closed block non retirement annuities that are not part of the transaction) are reported within continuing operations, but are excluded from adjusted operating earnings as businesses exited or to be exited through reinsurance or divestment. Expenses classified within discontinued operations and businesses exited or to be exited through reinsurance include only direct operating expenses incurred by these businesses and then only to the extent that the nature of such expenses was such that we would cease to incur such expenses upon the close of the 2018 Transaction and the Individual Life Transaction. Certain other direct costs of these businesses, including those which relate to activities for which we have or will provide transitional services and for which we have or will be reimbursed under transition services agreements (“TSAs”) are reported within continuing operations along with the associated revenues from the TSAs. Additionally, indirect costs, such as those related to corporate and shared service functions that were previously allocated to the businesses sold or divested via reinsurance, are reported within continuing operations. These costs ("Stranded Costs") and the associated revenues from the TSAs are reported within continuing operations in Corporate, since we do not believe they are representative of the future run-rate of revenues and expenses of our continuing operations. The Stranded Costs related to the 2018 Transaction were removed in the fourth quarter of 2019 and we plan to address the Stranded Costs related to the Individual Life Transaction through a cost reduction strategy.
Normalized adjusted operating earnings excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking;

•	The amount by which Investment income from prepayment fees and alternative investments exceeds or is less than our long-term expectations reported on a pre-DAC basis;

•
For periods ended on or prior to June 30, 2018, Investment Management adjusted operating earnings related to our fixed and variable annuities businesses, which we sold in a transaction that closed on June 1, 2018; and

•
For periods ended on or prior to the closing of the Individual Life Transaction, stranded costs associated with the Individual Life Transaction where the corresponding revenue is now reported in discontinued operations or in businesses exited or to be exited through reinsurance or divestment; for periods after the closing of the Individual Life Transaction any remaining stranded costs and the associated revenues from future TSAs will be reported in normalized adjusted operating earnings.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) and Normalized adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration and advisement ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, surrender results, and contractual charges for annuity contracts.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Net commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of our individual life and legacy variable annuities businesses on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”) – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2019, which the Company expects to file with the Securities and Exchange Commission on or before March 2, 2020.

VOYA-IR

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Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Quarter-to-Date
	Three Months Ended
(in millions USD, except per share)	12/31/2019				12/31/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$(776)	$(5.45)			$121	$0.76
Less: Preferred stock dividends			(4)	(0.03)			—	—
Net Income (loss) available to Voya Financial, Inc.			(772)	(5.42)			121	0.76
Plus: Net income (loss) attributable to noncontrolling interest			6	0.04			57	0.36
Net Income (loss)			(766)	(5.39)			178	1.12
Less: Income (loss) from discontinued operations, net of tax			(1,084)	(7.62)			29	0.18
Income (loss) from continuing operations	66	(252)	318	2.23	127	(22)	149	0.94
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	(47)	(10)	(37)	(0.26)	(24)	(5)	(19)	(0.12)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	8	2	6	0.05	53	11	42	0.26
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	18	4	14	0.10	(7)	(1)	(6)	(0.04)
Net income (loss) attributable to noncontrolling interest	6	—	6	0.04	57	—	57	0.36
Income (loss) on early extinguishment of debt	—	—	—	—	(37)	(8)	(29)	(0.18)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	(63)	(13)	(50)	(0.35)	(47)	(10)	(37)	(0.24)
Dividend payments made to preferred shareholders	4	—	4	0.03	—	—	—	—
Other adjustments (2)	(38)	(260)	222	1.56	(27)	(22)	(5)	(0.03)
Adjusted operating earnings	178	25	153	1.07	159	13	146	0.92
Less Adjustments
DAC, VOBA and other intangibles unlocking	(10)	(2)	(8)	(0.06)	(14)	(3)	(11)	(0.07)
Prepayment fees and alternative investment income above (below) long-term expectations	21	4	17	0.12	12	3	9	0.06
Individual Life transaction stranded costs	(33)	(7)	(26)	(0.18)	(31)	(6)	(24)	(0.15)
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	—	—	—	—
Normalized adjusted operating earnings	$199	$30	$170	$1.19	$191	$19	$172	$1.09
(1) The normalized adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Net Income (Loss) to Normalized Adjusted Operating Earnings and Earnings Per Share (Diluted) Year-to-Date
	Year-to-Date
(in millions USD, except per share)	12/31/2019				12/31/2018
	Pre-tax	Tax Effect (1)	After-tax	Per share	Pre-tax	Tax Effect (1)	After-tax	Per share

Net Income (loss) available to Voya Financial, Inc.'s common shareholders			$(379)	$(2.58)			$875	$5.20
Less: Preferred stock dividends			(28)	(0.19)			—	—
Net Income (loss) available to Voya Financial, Inc.			(351)	(2.39)			875	5.20
Plus: Net income (loss) attributable to noncontrolling interest			50	0.34			145	0.86
Net Income (loss)			(301)	(2.05)			1,020	6.06
Less: Income (loss) from discontinued operations, net of tax			(1,066)	(7.26)			529	3.14
Income (loss) from continuing operations	560	(205)	765	5.21	528	37	491	2.92
Less Adjustments
Net Investment gains (losses) and related charges and adjustments	25	5	20	0.14	(124)	(26)	(98)	(0.58)
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(14)	(3)	(11)	(0.07)	62	13	49	0.29
Income (loss) related to businesses exited or to be exited through reinsurance or divestment	98	21	78	0.53	(40)	(8)	(32)	(0.19)
Net income (loss) attributable to noncontrolling interest	50	—	50	0.34	145	—	145	0.86
Income (loss) on early extinguishment of debt	(12)	(3)	(10)	(0.07)	(40)	(8)	(31)	(0.19)
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	3	1	2	0.02	(47)	(10)	(37)	(0.22)
Dividend payments made to preferred shareholders	28	—	28	0.19	—	—	—	—
Other adjustments (2)	(209)	(303)	94	0.64	(79)	(14)	(65)	(0.39)
Adjusted operating earnings	591	77	514	3.50	651	90	560	3.33
Less Adjustments
DAC, VOBA and other intangibles unlocking	(30)	(6)	(24)	(0.16)	(2)	—	(2)	(0.01)
Prepayment fees and alternative investment income above (below) long-term expectations	28	6	22	0.15	59	12	47	0.28
Individual Life transaction stranded costs	(132)	(28)	(104)	(0.71)	(122)	(26)	(97)	(0.57)
Investment Management earnings related to annuities business sold on 6/1/2018	—	—	—	—	15	3	12	0.07
Normalized adjusted operating earnings	$724	$105	$619	$4.22	$701	$101	$600	$3.56
(1) The normalized adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. For non-operating items, we apply a 21% tax rate.

(2) “Other adjustments” primarily consists of restructuring expenses (severance, lease write-offs, etc.) and tax adjustments.

Reconciliation of Fully Diluted Weighted Average Shares to Normalized Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended		Year-to-Date
(in millions USD)	12/31/2019	12/31/2018	12/31/2019	12/31/2018

Fully Diluted weighted average shares outstanding	142	158	147	168
Dilutive effect of the exercise or issuance of stock based awards	—	—	—	—
Weighted average common shares outstanding - diluted	142	158	147	168

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of December 31, 2019	As of December 31, 2018

Book value per common share, including AOCI	$66.49	$52.28
Per share impact of AOCI	(25.18)	(4.02)
Book value per common share, excluding AOCI	$41.31	$48.26

Reconciliation of Investment Management Adjusted Operating Margin to Normalized Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	12/31/2019	9/30/2019	12/31/2018

Adjusted Operating revenues	$197	$167	$159
Adjusted operating expenses	(138)	(121)	(115)
Adjusted operating earnings before income taxes	$59	$46	$44
Adjusted operating margin	29.9%	27.4%	27.7%

Adjusted Operating revenues	$197	$167	$159
Less:
Investment Capital Results	3	5	5
Adjusted operating revenues excluding Investment Capital	194	162	154
Adjusted operating expenses	(138)	(121)	(115)
Adjusted operating earnings excluding Investment Capital	$56	$41	$39
Adjusted operating margin excluding Investment Capital	28.8%	25.0%	25.5%

Adjusted Operating revenues	$197	$167	$159
Less:
Investment Capital Results above (below) long-term expectations	(2)	—	—
Adjusted operating revenue related to annuities businesses sold on June 1, 2018	—	—	—
Normalized adjusted operating revenues	199	167	159
Adjusted operating expenses	(138)	(121)	(115)
Normalized adjusted operating earnings excluding Investment Capital above (below) long-term expectations	$60	$45	$44
Normalized adjusted operating margin excluding Investment Capital above (below) long-term expectations	30.7%	27.3%	27.7%
(1) In our Investment Management business, normalized and adjusted operating margins excluding investment capital results are reported because the results from investment capital can be volatile and excluding the effect of these items can improve period-to-period comparability.